UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2005

BRIGGS & STRATTON CORPORATION

(Exact name of registrant as specified in its charter)

Wisconsin	1-1370	39-0182330
(State or other jurisdiction of	(Commission File	(I.R.S. Employer
incorporation)	Number)	Identification No.)

12301 West Wirth Street, Wauwatosa, Wisconsin 53222

(Address of Principal Executive Offices)    (Zip Code)

Registrant’s telephone number, including area code (414) 259-5333

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On September 12, 2005, Briggs & Stratton Corporation (the “Company”) entered into a retention and consulting agreement with Mark R. Hazeltine, Vice President and Sales Manager – Consumer Products of the Company.

The agreement provides for a payment of $150,000 to Mr. Hazeltine upon his retirement at age 65 on or about January 1, 2008, a payment of $100,000 to him on the first anniversary of his retirement, and the continuation of health insurance coverage for his spouse until she reaches the age of 65.

The agreement also provides that Mr. Hazeltine will furnish the Company with certain consulting services as set forth in the agreement, when and as requested by the Company, for the 12-month period immediately following his retirement and thereafter on mutual agreement of the parties for an additional 12 months.  As compensation for such services, Mr. Hazeltine will be paid a fee of $16,667 per month, plus reasonable travel and living expenses payable at the end of each month.  Mr. Hazeltine will provide these services as an independent contractor and will be responsible for his own insurance and applicable federal and state taxes.

The agreement restricts Mr. Hazeltine from competing with the Company while he is providing consulting services to the Company and for up to 90 days thereafter, and prohibits him from disclosing confidential information concerning the Company during and after the term of the agreement.

This description of the retention and consulting agreement does not purport to be complete and is qualified in its entirety by reference to the agreement, which is attached as Exhibit 10.1 hereto, and is incorporated herein by reference.

ITEM 9.01                                                                                       FINANCIAL STATEMENTS AND EXHIBITS

(a)  Not applicable

(b)  Not applicable

(c)  Not applicable

(d)  Exhibits:  The following exhibit is being filed herewith:

10.1	Retention and Consulting Agreement entered into on September 12, 2005 between Briggs & Stratton Corporation and Mark R. Hazeltine.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRIGGS & STRATTON CORPORATION
(Registrant)

Date: September 16, 2005	By:	/s/ James E. Brenn
James E. Brenn
Senior Vice President and Chief Financial Officer
Duly Authorized Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Retention and Consulting Agreement entered into on September 12, 2005 between Briggs & Stratton Corporation and Mark R. Hazeltine.